Exhibit 99.1
Investors Real Estate Trust Announces Appointment of Pamela J. Moret as a Trustee.
Minot, North Dakota—February 25, 2015--Investors Real Estate Trust (NYSE: IRET) announced that the Company's Board of Trustees has elected Pamela J. Moret as a trustee, effective as of February 25, 2015. Ms. Moret's term of office will continue until the Company's 2015 Annual Meeting of Shareholders and until her successor is elected and qualifies. Ms. Moret will serve on the Board's Audit, Compensation, and Investment Committees. Ms. Moret, 59, is Senior Vice President, Strategic Development, of Thrivent Financial in Minneapolis, Minnesota, and President and Chief Executive Officer of brightpeak financial, a Thrivent-owned financial services business focused on the 20- to 30-year old demographic. Ms. Moret has served on numerous corporate and non-profit boards, including current service as a director of Blue Cross Blue Shield of Minnesota; a director of Brotherhood Mutual Insurance, Fort Wayne, Indiana; Chair of the Board and a director of the Bush Foundation; and a director of the Science Museum of Minnesota. Ms. Moret graduated from the University of North Dakota and holds a J.D. degree from George Washington University.

"We are pleased to welcome Pam to IRET's Board of Trustees," said IRET's President and Chief Executive Officer, Timothy Mihalick.  "Pam has years of experience in finance, strategic development, and corporate public affairs, and we expect her guidance will be invaluable as we continue to execute our strategic plan. Pam's detailed knowledge of the so-called Millennial generation, from her leadership of brightpeak financial, is something we believe will be particularly helpful to IRET in engaging this important demographic. We look forward to Pam's contributions to IRET."

About IRET

Investors Real Estate Trust is an equity real estate investment trust.  Its business consists of owning and operating income-producing multi-family residential, healthcare and commercial properties located primarily in the upper Midwest.  Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis, Minnesota and St. Cloud, Minnesota.

Forward-Looking Statements
The information in this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance in connection with discussions of future operating or financial performance. The Company's forward-looking statements are based on management's current expectations and assumptions regarding the Company's plans, business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. The Company's actual results may vary materially from those expressed or implied in its forward-looking statements. Important factors that could cause the Company's actual results to differ materially from those in its forward-looking statements include economic conditions, changes in regulation and political conditions, and other factors as discussed in the Company's filings with the Securities and Exchange Commission.